CERTIFICATE OF AMENDMENT

                                 TO THE

                      CERTIFICATE OF INCORPORATION

                                   OF

                             METALLURG, INC.

       Under Sections 805 and 808 of the Business Corporation Law

                        of the State of New York


            THE UNDERSIGNED, being Metallurg, Inc. hereby certifies that:

            FIRST:  The name of the Corporation is Metallurg, Inc.

            SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of New York on April 26, 1946 and the Corporation was originally organized under the name Bedos Shoe Manufacturing Corp.

            THIRD: Article THIRD of the Certificate of Incorporation relating to authorized capital of the Corporation, which currently provides for an authorized capital of Ten Thousand (10,000) common shares, no par value per share ("Common Shares"), and Three Hundred Thousand (300,000) preferred shares, par value $100 per share ("Preferred Shares"), is deleted in its entirety and the following text is substituted for it:

            "THIRD: (1) The number of shares that the Corporation is authorized to issue and have outstanding are Ten Thousand (10,000) common shares, par value $.01 per share.

                     (2) Pursuant to the requirements of Section 1123(a)(6) of
            the United States Code, the Corporation shall not issue nonvoting capital shares, subject, however, to further amendment of the



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            Certificate of Incorporation as and to the extent permitted by applicable law."

            FOURTH: The amendment provides for a change of shares as follows:
Upon the effectiveness of this Amendment, (a) all authorized, but unissued Preferred Shares, being Three Hundred Thousand (300,000) Preferred Shares, will be hereby cancelled, (b) all authorized, but unissued Common Shares, being Seven Thousand Nine Hundred Ninety Five (7,995) Common Shares, will be hereby changed to Seven Thousand Nine Hundred Ninety Five (7,995) common shares, par value $.01 per share ("New Common Shares"), and (c) all the issued and outstanding Common Shares, being Two Thousand Five (2,005) Common Shares, will be hereby changed to Two Thousand Five (2,005) New Common Shares.

            FIFTH: The foregoing amendment was authorized in connection with the Joint Plan of Reorganization of Metallurg, Inc. and Shieldalloy Metallurgical Corporation, dated December 18, 1996 (as amended or modified, the "Plan"), confirmed by the United States Bankruptcy Court for the Southern District of New York on or about February 26, 1997, under Title 11 of the United States Code and under the authority of Section 808 of the New York Business Corporation Law.




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            IN WITNESS WHEREOF, I have subscribed this certificate and do hereby affirm the foregoing as true under the penalties of perjury, this 14th day of March, 1997.


/s/ Michael A. Standen                       /s/ Barry C. Nuss
--------------------------                   ------------------------------
Michael A. Standen                           Barry C. Nuss
President                                    Assistant Secretary





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